EXHIBIT 5.2

[Letterhead of]

C R A V A T H, S W A I N E & M O O R E   L L P
[New York Office]

May 16, 2008

Safe Bulkers, Inc.
Registration Statement on Form F-1

Ladies and Gentlemen:

                    We have acted as special United States counsel for Safe Bulkers, Inc., a Marshall Islands corporation (the “Company”), in connection with the filing of the registration statement on Form F-1 referenced above (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 11,500,000 shares of common stock, par value $0.001 per share of the Company (and associated preferred stock purchase rights), covering the offer and sale by Vorini Holdings Inc. (the "Selling Stockholder") of up to 11,500,000 to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner and Smith, Inc., as Representatives of the Underwriters, and the Selling Stockholder.

                    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the First Amended and Restated Certificate of Incorporation of the Company, (b) the First Amended and Restated Bylaws of the Company; (c) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of May 14, 2008 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

                    Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

                    Assuming that under the laws of the Republic of the Marshall Islands, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law), then, to the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

                    We express no opinion with respect to compliance with, or the application or effect of, any laws or regulations relating to admiralty or the ownership or operation of shipping vessels to which the Company or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.

                    We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands, Liberia, Greece, Cyprus, Panama or England.

                    We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Safety Management Overseas S.A.
32 Avenue Karamanlis
16605 Voula
Athens, Greece

120A
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